EXHIBIT 99.1


Monday, November 1, 1999
Press Release

SVI Holdings Announces Extension of Note Receivable

SAN DIEGO--(BUSINESS WIRE)--Nov. 1, 1999--SVI Holdings Inc. (AMEX:SVI - news) announced today that it agreed to extend the maturity on a secured promissory note payable to SVI by Kielduff Investments Limited ("Kielduff"), the purchaser of all of the outstanding shares in IBIS Systems Limited ("IBIS").

The original sale price was $18.1 million and the current balance of the purchase price payable to SVI is $13.6 million. The note originally matured on Oct. 1, 1999, and has been extended to Feb. 15, 2000. Interest on the debt is current and the note remains secured by a pledge of 100% of the common stock of IBIS. Kielduff is a company affiliated with Peter Nagle, who was managing director of IBIS during the period the company owned IBIS.

Barry Schechter, chairman of the board and chief executive officer of SVI, stated: "Kielduff requested an extension of the maturity date on the note as it had not completed a planned reorganization to provide the funds necessary to retire the note. After obtaining assurances from Kielduff that its reorganization is likely to occur before February 2000, the company granted Kielduff the additional period to complete the reorganization."

Schechter added, "IBIS was sold by SVI so the company's resources and management team could be better utilized developing and expanding its market share in the retail software systems market." IBIS supplies accounting and business software applications primarily to United Kingdom customers in the construction and plant hire industries.

Since the sale of IBIS, SVI acquired Island Pacific Systems Corp. ("Island Pacific"), a leading software provider of back office merchandising and e-commerce applications. Together with its existing point-of-sale technology, SVI has now emerged as a world leader in providing end-to-end systems and e-commerce services and solutions to retailers worldwide.

In connection with the acquisition of Island Pacific, the company obtained two bank loans in the total amount of $18.5 million. The company had intended to retire one of the bank loans in the sum of $15 million from the proceeds of the Kielduff note. The bank loan requires interest only payments until December 1999.

Schechter explained, "Our agreement with the bank allows for the $15 million loan to convert to a two-year fully amortizing term loan in December 1999." The company believes it will have, or can generate, sufficient cash resources to meet the principal and interest payments on the converted bank loan until the extended maturity date on the Kielduff note. The company will, however, actively pursue other alternatives for prepayment of the bank loan regardless of the Kielduff payment status. While the company is confident in receiving the required payment from Kielduff, it is taking a prudent and direct posture in recognizing that this delayed payment could negatively impact the operational cash flow of the group.

SVI is focused on becoming a leading global provider of enterprise software solutions for the retail industry, including point-of-sale, retail marketing, merchandising, training and financial systems. The company maintains offices and subsidiaries in the United States, the United Kingdom, Australia and South Africa.

SVI has a worldwide base of more than 100,000 terminals among such Tier 1 clients as the U.S. Postal Service, Home Depot, OfficeMax, The Limited, J.C. Penney, the Disney Stores, Victoria's Secret and many others.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements, including statements concerning the ability of Kielduff to pay the $13.6 million note balance by Feb. 15, 2000, and the effect of the extension of that note on SVI and its financial position and results of operations. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: the successful completion of Kielduff's reorganization; other factors affecting Kielduff's business and its financial condition; the continuation of SVI's cash flow at projected levels, which in turn depends upon competition, fluctuations in currency exchange rates, and the demand for the company's products and services domestically and internationally, especially in the United Kingdom, Australia and South Africa; the availability of additional financing when and if needed on terms acceptable to the company and other risk factors identified from time to time in the company's filings with the Securities and Exchange Commission. Other risk factors are listed in the company's Form 10-KSB for the year ended March 31, 1999. SVI undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.

Contact:

     SVI Holdings Inc., 858/481-4404
     Barry Schechter, barrys@sviretail.com
     David Reese, dreese@sviretail.com
       or
     Pondel/Wilkinson Group, 310/207-9300
     Roger Pondel/Michael Pollock/E.E. Wang
     investor@pondel.com